Letter Agreement

July 1, 2011

Ms. Sandra Cavanaugh

President and Chief Executive Officer

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, Washington 98101

Re: Amended and Restated Administrative Agreement - Section 6.A Manager Compensation

This letter agreement amends the Amended and Restated Administrative Agreement (the “Agreement”) dated January 1, 2008 between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC” or the “Manager”). RIC and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6. Compensation of the Manager.

A.

As consideration for the Manager’s services to the Sub-Trusts, the Manager shall receive from each of the Sub-Trusts an annual management fee, accrued daily at the rate of 1/3651h of the applicable management fee and payable on the last day of each month, of the following percentages of each Sub-Trust’s average daily net assets during the month, based on the following fee schedule:

Fee Schedule*
Category 1
Fee in Basis Points	Minimum AUM	Maximum AUM
5.00	$0.0	$2.5
4.75	$2.5	$5.0
4.50	$5.0	$7.5
4.25	$7.5	$10.0
4.00	$10.0	$12.5
3.75	$12.5	$15.0
3.50	$15.0	$15.0+
Category 2
5.00	$0.0	$5.0
4.75	$5.0	$10.0
4.50	$10.0	$15.0
4.25	$15.0	$20.0
4.00	$20.0	$25.0
3.75	$25.0	$30.0
3.50	$30.0	$30.0+
Category 3
0.00	All Asset Levels	All Asset Levels

*	Dollar amounts for breakpoints in billions of USD.

Category 1 consists of the following Sub-Trusts:

Russell U.S. Core Equity Fund

Russell U.S. Growth Fund

Russell U.S. Quantitative Equity Fund

Russell U.S. Small & Mid. Cap Fund

Russell U.S. Value Fund

Russell Tax-Managed U.S. Large Cap Fund

Russell Tax-Managed U.S. Mid & Small Cap Fund

Russell Global Equity Fund

Russell International Developed Markets Fund

2017 Accelerated Distribution Fund — A Shares

2017 Accelerated Distribution Fund — S Shares

2017 Retirement Distribution Fund — A Shares

2017 Retirement Distribution Fund — S Shares

2027 Extended Distribution Fund — A Shares

2027 Extended Distribution Fund — S Shares

Growth Strategy Fund

Balanced Strategy Fund

Moderate Strategy Fund

Conservative Strategy Fund

Equity Growth Strategy Fund

Category 2 consists of the following Sub-Trusts:

Russell Money Market Fund

Russell Investment Grade Bond Fund

Russell Short Duration Bond Fund

Russell Strategic Bond Fund

Russell Tax Exempt Bond Fund

Russell Global Opportunistic Credit Fund

Russell Global Infrastructure Fund

Russell Emerging Markets Fund

Russell Global Real Estate Securities Fund

Russell Commodity Strategies Fund

Category 3 consists of the following Sub-Trusts:

2015 Strategy Fund

2020 Strategy Fund

2025 Strategy Fund

2030 Strategy Fund

2035 Strategy Fund

2040 Strategy Fund

2045 Strategy Fund

2050 Strategy Fund

2055 Strategy Fund

In Retirement Fund

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERVICES COMPANY

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President and Chief Executive Officer